Exhibit 1

JOINT FILING AGREEMENT

The persons below hereby agree that the Schedule 13D to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13D, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Dated: October 17, 2022

SIGNATURES

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated: October 17, 2022

I2BF GLOBAL INVESTMENTS LTD

/s/ Ilya Golubovich
Name: Ilya Golubovich Title: Sole Director

/s/ Ilya Golubovich
ILYA GOLUBOVICH